EXHIBIT 99.1

FTI CONSULTING, #11003015

Second Quarter 2004 Results

July 29, 2004, 11:00 a.m. ET

Financial Relations Board

Moderator: Lisa Fortuna

Operator	Good morning, ladies and gentlemen, and welcome to the FTI Consulting second quarter 2004 results conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded on Thursday, July 29, 2004.

I would now like to turn the conference over to Ms. Lisa Fortuna with Financial Relations Board. Please go ahead, ma’am.

L. Fortuna	Good morning. Thank you for joining us for the FTI Consulting second quarter results conference call. By now you should have a copy of the news release which was issued yesterday afternoon.

Before we begin I want to remind everyone that this conference call may contain forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time-to-time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the SEC.

We’ll start with management’s opening remarks followed by a Q&A session.

I’ll now turn the call over to Jack Dunn, Chairman and CEO of FTI Consulting. Please go ahead, sir.

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J. Dunn	Thank you very much. I’d like to welcome everybody and thank them for being here with us this morning to discuss our second quarter results with FTI Consulting.

While we will discuss our results as usual and as required in comparison to last year I think it is also good to remember that this is our second full quarter since the dramatic steps we took in the fourth quarter of last year to really balance our portfolio of services and offer in critical mass a full range of forensic accounting, litigation and economic consulting services as well as corporate finance and restructuring services. Therefore, while I am not normally an advocate of comparison of sequential quarters and analysis in that way, in this case we will provide some of that, Ted and Dom will, as it may be instructive to the progress we are making in our various initiatives to grow our businesses and increase their results.

In a minute Dom and Ted will discuss our results in detail. Before we do that, however, I’d like to discuss some of our recent new hires, some of whom will be highlighted and profiled in a press release that will come out later today.

At a recent conference in response to a question I restated my request that people look carefully not only at the quantity of our new hires, but also more importantly at the quality. I said that if we could add five new senior level people, people with impact potential to move the dial in time for this call or by this date that that would be a good performance regardless of the volume of overall headcount growth.

Remember that our value proposition is as much and hopefully more based on intellectual capital than it is on strict body count and I am happy to say that in terms of the five person goal we’ve achieved that target.

As previously reported, we were fortunate to add Michael Dougherty, who joins us from the nation’s Homeland Security Department, Howard Loewenberg, who joins us in our recently renamed FTI Capital Advisory Group. Today we will announce two new significant hires, Patrick Donoghue and Anuj Bahal, to add traction to our transaction advisory services practice. And Randall Curran will be added to our interim management services capabilities, a senior executive who has a lot of experience and really augments our capabilities in this area.

These people represent the best investments we can make in the organic growth that is so highly valued by shareholders. We think we

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will begin to see returns from these investments fairly quickly. Michael Dougherty joins Roger Carlile and his team in forensic accounting with a wealth of knowledge and experience in a nascent industry that is virtually guaranteed to grow over the coming years as our nation confronts terrorism here and abroad. It’s an industry where those qualities of knowledge and experience are a rare commodity and can be marketed at a premium.

Howard joins not only Jeff Manning, but also our other professionals such as Carlin Taylor and other leading “content experts” in areas such as telecommunications and healthcare. With that kind of offering put together and as those industries face continued consolidation in the next phase of their growth and maturing we should be well positioned to have a great product to offer to the marketplace.

In the case of Randall Curran, there is probably no area that has more need and a lack of great professionals than the interim management business where we can go in and actually help companies work through rough spots and in an improving economy that’s a business that has traditionally grown and him joining folks like Greg Rayburn should be a great thing for our ability to address that market.

Finally, while it has taken some time to find the right people, Patrick and Anuj were worth the wait. Their joining us in transaction support should dovetail nicely with an increase in M&A activity, the same kind of activity that has sparked a tremendous growth in our economic consulting group and again we should be well positioned to address that marketplace.

There will be more new hires in the future. There’ll be several and I would issue the challenge to FTI that was issued at that meeting to have five more senior people that can move the dial by the next time we get together after the third quarter. While I say that that’s the kind of addition and investment that adds to our organic growth that is so highly valued, I would be remiss if I didn’t say that the acquisitions that we did in fourth quarter last year, the acquisitions that gave us critical mass, brand name and really credibility in all three of those industries have made this type of hire possible. Folks like Roger Carlile, DeLain Gray, and John Klick and our folks at Lexicon who bring to us not only star power but just fundamental good reputation enable us to go and approach people like that and continue to be one of the major places that people will go of choice when they’re in these professions.

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With that I’d like to turn it over to Ted to discuss the financials in detail and then Dom will address some of the operating highlights that took place during the quarter. Ted?

T. Pincus	Thank you, Jack. Just let me point out a few things that are not necessarily self evident in the press release. The press release is fairly comprehensive. As you can see it goes into not only the results from the company taken as a whole, but also of our three major segments.

As we say in the press release our gross margins improved and our EBITDA margins improved from the first quarter and that happened in all three of our segments.

What you will also see in the 10Q that we expect to file at the end of next week and there just isn’t enough room in the press release is that the gross margins in the three segments also improved as well as our EBITDA margins and SG&A in two out of the three segments actually improved as a percentage as well so that the company taken as a whole, the gross margin is now approaching 46% in the second quarter compared to about 44% in the first quarter.

Our SG&A for the company taken as a whole before the depreciation and amortization still runs about 21% of the total and we think that that’s a well controlled expenditure, reasonably well for a company of our nature given the need for marketing and the fact that we have 24 offices in the United States and one in London.

Notwithstanding a slight uptick in interest expense in terms of interest rates this quarter, our interest expense remains approximately the same as it was and we’ll cover that in a moment when we get into our balance sheet.

Our income tax rate for the quarter remains at 40.9% and we do expect that will be the rate for the year taken as a whole. If there’s any direction it could go in the future it might be very, very slightly less than that, but in general we’re talking about FTI as a full federal taxpayer at roughly 35%, the difference being the state that we operate in.

Our weighted average common shares outstanding remains at roughly 42.5 million and that is a function of two things. There hasn’t been much change in our stock price for a while to have any effect on that number from the Treasury stock method perspective and also our stock buy back program has effectively mitigated the effect of our employee stock purchase program and our restricted stock and

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stock option programs. So they have effectively mitigated that for the last nine months and frankly we expect that to be approximately that same at least mitigation effect.

Let me take you over to the cash flow for just a moment. I had a call a little while ago actually from a shareholder who wanted to know what is our typical writeoff experience. Our writeoff experience on our accounts receivable has been running about 1%-ish of our revenues.

Now our accounts receivable are evaluated, especially in today’s day and age under Sarbanes-Oxley, one by one by one, there are no guesses involved. We have a very healthy portfolio. Most of our receivables are either from major law firms and/or they’re very large clients and in our restructuring business where you have some troubled clients clearly that’s where we take the bulk of the retainers that we get in advance from our clients.

So our portfolio remains very strong, but I’ll cover our DSOs in a moment when I get to our balance sheet.

One thing that becomes self evident when we compare our cash flows for this year compared to last year is by this time last year we had nearly $20 million of cash flow from exercise of stock options and from the attendant tax benefits. But we have a very limited amount of that this year so I would appreciate all of you to raise our stock price so we could have more of that. Thank you very much for that.

As anticipated our cash flow from operations certainly switches over in the second quarter from the first quarter. As you know, normally our first quarter is typically either flat or a user of cash flow because many of our bonuses are paid throughout the company in the first quarter and final tax payments are made. And in the first quarter of 2004 we had two one-time events.

One, without getting into the details again, is we refunded approximately $10 million of retainers to clients as a result of some of those departures that arose in the first quarter. And the second major event was our need to provide working capital in connection with our acquisition of the DAS Group from KPMG where as you know we did not acquire their working capital so we actually had to provide it.

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For the second quarter we had cash flow from operations of approximately $21 million which we have effectively utilized to pay down our debt which I’ll cover in a moment, and also to continue the implementation of our stock buyback program.

Capital expenditures on a seasonally adjusted basis were only $4 million through the first six months of the year. But we do anticipate that it still will be $10 to $12 million before the year is completed as we originally estimated and that’s simply because some of the office build outs that we will be doing including in our new facilities in New York are scheduled for the back half of the year, so we still do anticipate that to be $10 to $12 million for the year.

Let me move over to the balance sheet very quickly and take you down to the debt line. We continue to pay off our debt. At June 30th, our term loan was down to $113.8 million and our use of our revolver was down to $11 million. As we sit here today our revolver is either at zero or $1 million, essentially paid off and so our total debt as we sit here today is $114 to $115, quite a big drop from the $140 million that we were at only a quarter earlier for example. And as you know that debt was incurred primarily in the fourth quarter of last year in connection with the three acquisitions that we made.

For those of you in particular new to our story, in order to make any sense of our accounts receivable situation you have to add on our balance sheet accounts receivable, add to it the unbilled receivable which represents the production, the hours earned during the previous month which are billed subsequent to the close of that particular month and from that you subtract billing in excess of services provided which are the net retainers we have received from clients that are unearned at the time.

As you know, our accounting principle properly so is to record retainers on our balance sheet as liabilities until such time as they are earned by the company based upon hours.

On that basis our DSOs are now approximately 83 days net as compared to the high 70s at the end of the first quarter. We’re very comfortable with that but we would like it to be better than that. It has been better than that over the years and we continue to strive.

But one our fastest growing businesses, our economic consulting and one of the fastest growing at the bottom line in particular, its portfolio due to the nature of its business tends to have its receivables with clients who are excellent payers, but it’s a two party system.

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Almost all their billings go to major law firms, in turn goes to their clients, etc., etc. So that what you’re talking about even with 83 days is 53 days plus roughly 30 days worth of the unbilled. So we are comfortable but we will continue to try to improve that.

Let me go over to the page of comparative metrics and Dom will cover an awful lot of the reasons why the results are what they are. But just again to point out, the EBITDA margin and as I mentioned the gross margin in all three of our segments have improved over the first quarter. We don’t anticipate any further improvement in the third quarter. As you know the third quarter of the year on a seasonal basis is the slowest quarter we have, it’s vacations, not only of our people, but our clients and also some court calendars are also on vacation.

So you would not expect to see any margin improvement there, you might even see some margin change the other direction. But we continue to believe that we will have margin improvement in the fourth quarter and consequently margin improvement for the year at both the EBITDA and the gross margin lines.

We have as a result of our performance now for half a year, we have and I call it a refinement and a narrowing of our guidance more than anything else. We try to be realistic with this guidance, not aggressive, not especially conservative, just very realistic and as the year goes on obviously the more information you have, the more realistic you try to be.

So for example, our EBITDA forecast is now $107 to $111 for the year and the table you see attached to the press release uses the midpoint of that as a convenience, $109 million. You can see some changes among our expectations in our segments and Dom will talk a little bit about that. In particular you see the major positive changes in economic consulting and a bit lower, changes in forensic and a more moderate change in corporate finance. Again these are realistic expectations and they will change as time goes on.

We do expect to have roughly the same amount of revenue as we have forecast the previous quarter. We’ve tightened the range somewhat so that number of $437 million is the midpoint of our new rather tight range.

We’ve tried to give you some estimates of our billing rates which seem to be holding at roughly $350 per hour, give or take for the first six months. We expect it to be approximately that for the second six months. And for those of you who compared that to our earlier

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guidance that’s about $5.00 higher than we had anticipated in total at the beginning of the year.

In terms of our headcount, very minor tweaking, just on a realistic basis. We estimated 800 a quarter ago in terms of billable personnel, 796 now. Again same place that we expected to be, just a little tweaking between the practices and Dom will cover that a bit more.

In fact, at this point let me turn it over to Dom to give some more color on the results.

D. DiNapoli	Thank you, Ted. What I’ll try to do is add some commentary on the results of the practice areas just, as Ted said, give a little bit more color to the results, particularly when you look at the second quarter of this year versus the first quarter.

I’ll start with corporate finance. On the last call we spent a lot of time talking about corporate finance because it was in the wake of the departure of a bunch of practitioners. And we’re really proud of what the corporate finance practice has been able to do, accomplish since this last call.

On that call I laid out approximately $6 million of EBITDA enhancements, programs that we had laid out in reaction to losing part of the team. I’m happy to announce that over 90% of those enhancements are in place with plans to put the balance in place this quarter, so they’ve done a great job there.

When you just do the math of taking the first quarter results versus the second quarter, what you don’t really see is when you take out the revenue results and the EBITDA margin achieved of the practice that left, the corporate finance practice has actually grown on both the revenue line and the EBITDA line quarter-to-quarter. And that is a testament to the quality of the people that we have in that practice.

Hopefully we can put everybody at rest that that practice is humming along at a level that we expected if not better and operating at margins that are the envy of many consulting firms that we compete against.

As far as their revenue stream, they’ve got a bunch of nice size assignments in-house. We all read the newspapers every day waiting for that next Enron or WorldCom or Global Crossing to occur. We’re positioned nicely to react. We’ve been involved in most or many of the largest bankruptcies but we’re also, as Jack indicated, moving in

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other directions in that space. Interim management is a key area that we’re focused on, as well as the M&A sector where we’ve just added real quality people that we think will help move the dial.

Moving on to forensic and lit consulting. The second quarter exceeded both in revenue and EBITDA line for that practice the first quarter. EBITDA margin improved, so we’re happy with the results that were achieved for the quarter.

The one area that we had a little bit of pause in June, one of the larger cases settled and it’s taken us some time to ramp up the staff that moved from one case to another. So that rate of growth that we’d experienced actually was through May, it slowed down a little bit and that’s partly one of the reasons that we’re refining our estimate as Ted indicated.

As far as the pipeline goes, one big case settled, one is in a state of re-ramping up. We hope it’s going to ramp up in October and we’ve got a lot of smaller, high impact cases, but they’re in the $1 to $2 million range as opposed to the $6 to $10 million mega cases except for the one that hopefully will ramp up in October.

We do have a good pipeline of the medium size cases and we’ve got a terrific team that are able to fill that pipeline until the large elephants are out there for us to set our sights on.

We’ll continue to work on EBITDA enhancements in that practice as well as corporate finance and the economic consulting. One of the keys to FTI is our ability to manage very closely to the bottom line. Ted on the SG&A side indicated that our SG&A is extremely reasonable given a company like ourselves.

On the economic consulting front, once again another great quarter exceeding expectations internally and showing continued growth particularly on the margin line. That’s a practice that is clicking along very nicely.

The growth drivers we continue to watch and build on, interim management cases is very key to our success going forward and we’re excited about some of the leadership additions in the M&A practice as I previously said.

In the forensic/litigation practice, Sarbanes-Oxley continues to put restrictions on the Big 4 that hopefully are going to continue to provide opportunities for us as well as the financial investigation and

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large dollar class action lawsuits that we’re now positioned to more effectively go after.

On the economic consulting side, regulatory changes particularly in the telecom industry, public policy, utility rate increases are going to drive continued growth in that area along with a heightened M&A activity and the corresponding antitrust issues that need to be dealt with for the M&A activity.

As far as our litigation consulting, there’s an increase of technology used in legal proceedings in the courtroom. That practice has done very nicely [inaudible].

I mentioned before the EBITDA enhancement program for corporate finance. That was a key part to driving their EBITDA margins for the second quarter.

I’ll touch a little bit again on integration, that’s something that comes up on a lot of calls. We continue to improve the integration of the KPMG and the Ten Eyck practices. We think they’re operating pretty seamlessly within the firm, particularly between the corporate finance practice and the forensic practice. That’s where we’ve got the bulk of people with complementary skillsets that we can move back and forth between practices and it allows us to rather than go out and hire incremental staff, we’re able to use the same staff as they free up from their respective specialty.

Investments in the future. We continue to look for rainmakers and allow them to build their businesses within FTI. We continue to invest in relatively high growth businesses, interim management and we are looking at Homeland Security and what opportunities there are for a firm like FTI there. And we’ll continue also to look at acquisitions whether they be relatively large or small complementary transactions to our existing practices.

J. Dunn	With that, I’d like to open it up to questions, please.

Operator	Thank you, sir. Ladies and gentlemen, at this time we’ll begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you’d like to decline from the polling process, please press the star followed by the two. You will hear a three-toned prompt acknowledging your selection. Your questions will be polled in the order that they are received. If you are using speaker equipment you will need to lift the

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handset before pressing the number. One moment, please, for our first question.

Our first question comes from Adam Waldo with Lehman Brothers. Please go ahead with your question, sir.

A. Waldo	Good morning, everyone.

Management	Good morning, Adam.

A. Waldo	Starting at a high level, Jack, and really trying to flesh out some of your comments around staff hiring particularly at the senior level but also overall, could you give us a sense for what your targets or aspirations are for organic headcount growth during the second half of the year and any preliminary comments with respect to your goals for 2005?

J. Dunn	On the headcount growth for the second half of the year our billable headcount right now as you see in the press release is about 750 in total and we still estimate that we will be close to 800 billable at the end of the year. That’s also in one of the tables in the press release, Adam.

I would guess for next year we would look at again as a company that in its internal planning looks at 15% plus internal growth we would look at somewhere in the neighborhood of 7% to 10% growth rates. This year has been a big year of digestion and integration.

I think one of the things that you’ll begin to see on the organic growth front is the ability of people who recently joined us from KPMG to reach out to folks and give them a year’s experience of what it’s been like with FTI. And I think we have some high hopes that we’ll be able to recruit people again. Not just the new folks that join us with less experience, but at the higher levels which should have a cascading effect.

In addition I think we are seeing again restructuring return to be in a net hiring position and I think we would think that would increase because as we’ve said before we believe that market starts to get stronger in the first quarter to middle of next year based on all of the economic activity and funding activity that’s taken place over the last 12 months.

A. Waldo	Okay and just really to try to pin you down a little more on the second half of the year. I wasn’t really interested in where you’d end

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the year end on headcount. Obviously I saw that in the press release. But would you expect the second half ‘04 headcount ramp to be relatively linear or would you expect more of the people to come on in the seasonally stronger fourth quarter?

J. Dunn	Typically what we have done is ramp up more in the fourth quarter for two reasons. One, in professional services businesses it’s not unusual to know that the July/August timeframe is a time of vacation so we look at the September fourth quarter timeframe not only for that reason because there’s no reason to bring somebody on for their extended vacation.

But most importantly as we get to the fourth quarter of the year, as we said before we get a much better outlook on what kind of work has hit the desk after everybody returns from Labor Day and a real good idea for the next year what our hiring needs are going to be so I would expect to see it loaded more towards the fourth quarter.

A. Waldo	Okay. Then finally could you just remind us roughly what percentage of second quarter revenue came from the traditional bankruptcy and restructuring practice? Was it well under a third of second quarter revenue again or could you give us some quantification of that?

T. Pincus	The total restructuring, if I understand your question, Adam, the total restructuring business revenues were $39.5 million out of $107 million so that alone puts it down to about the 37% range and there is a portion of that that was generated by the M&A and by the transaction advisory and by the interim management businesses.

I think it’s fair to say that it was in the low 30% in terms of your more traditional restructuring business, but I don’t have an exact number at my fingertips.

J. Dunn	Adam, if I can add to that just a little bit. As we had told people in addition to our efforts to add to our product mix or our offering mix, the restructuring business does have a lifecycle as it segues from perhaps a frothy top of a market it goes through different phases. And as the economy improves as we’re seeing now a lot of the big bankruptcy cases that we were involved in as the restructuring agent segue into litigation cases. So you’ll find that among even our restructuring business it’s not so much the traditional work that we may have done in an Enron or WorldCom, but it is also actually litigation related so it’s a business that has its own vitality in good times and bad.

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A. Waldo	Thank you.

Operator	Our next question comes from Josh Rosen with Credit Suisse First Boston. Please go ahead with your question, sir.

J. Rosen	Thank you. Just a follow up on Adam’s question regarding the hiring outlook. I would be curious, it seems like a lot of the new activity you’ve had has been in the corporate finance restructuring practice group and yet when you look at what you’re targeting year end and I know there could be some movement within these and it’s just a rough outline ...

J. Dunn	Josh, I’m sorry, you’re fading out on us. Can you ...

J. Rosen	Sorry about that. Just following up on Adam’s question regarding new hiring outlook. I know a lot of this might move around as you move through the end of the year in terms of how you get to 800. But it looks like a lot of the more recent hires have been on the corporate finance restructuring side as far as senior hires go and yet from a guidance standpoint you’re looking at growing the forensic litigation practice pretty aggressively in the back half of the year. Just curious on the visibility of that growth and also tied together with the thoughts on are you doing a fair bit of campus recruiting that would contribute to that in the fall?

D. DiNapoli	This is Dom, Josh. A couple things. First of all, we have significant capacity to grow the forensic practice without going out and hiring a lot more senior guys. That said, we’re always looking for people with a book of business to retain.

When you look at the actual hiring it starts to get blurry between corporate finance and forensic at the lower levels. The younger professionals have got very similar skillsets and that’s one of the ways that we drive profitability by moving people around.

So while this was our best guess now guidance of the net add for each of those practices are 34 and 7, you really need to think of it as that’s effectively the bodies working in those practices. Whose payroll they’ll actually be on may depend upon what city and what needs there may be for FTI in total.

We try not to just set hiring goals based upon needs of a particular practice in a vacuum because that wouldn’t be the most effective way

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to move our people around and maintain the high levels of utilization.

J. Dunn	I think one of the things you mentioned, we’re unlike maybe some other companies for good or for ill, we really aren’t so much hitting the campuses for our recruiting, we’re looking at probably a slightly more senior type of person for that so that the fact that we have the senior new hires, that’s definitely part of our plan. That’s part of our business model is to be adding those people as well.

J. Rosen	That’s very helpful. Just secondarily, along the same lines within the forensic and litigation practice, I’d just be curious as you roll off this project, was that something that was being done largely on the KPMG side or was that done in sort of the existing FTI relationships prior to that acquisition and where the scale back in expectations is coming in?

T. Pincus	No, that was a case that came in post-acquisition of KPMG and it was really across practices. We had forensic. We had electronic evidence consulting in there in a big way. That was truly an all encompassing litigation, consulting and forensic opportunity for us.

J. Dunn	It showed up in the segment of forensic.

J. Rosen	Great and last just the annualized attrition metrics for the quarter.

J. Dunn	If I can add one thing, it’s one we got because we were able to produce the critical mass of having KPMG. It was a worldwide type of situation so it really did help to have them. We got it after they came and we would not have gotten it absent them.

J. Rosen	That makes a lot of sense. The annualized attrition metric for the quarter?

T. Pincus	It’s still running at this 18% annual basis, Josh. I get the feeling it’s going to be our norm.

J. Rosen	Okay. Thank you, guys.

Management	Thank you.

Operator	Thank you. Our next question comes from Arnold Ursaner with CJS Securities. Please go ahead with your question.

J. Riley	This is John Riley for Arnold Ursaner. Good morning.

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Management	Hi, John.

J. Riley	The first question I have is could you tell us what percentage of your senior managing directors you currently have under long term contracts and which ones you expect to leave with the next 12 to 18 months?

T. Pincus	Which ones ...

J. Riley	For renegotiating.

T. Pincus	The actual number today is about 112 out of 115 to the extent that that’s relevant any more. And roll off over the next 12 months is very limited. Some of the roll off of a group, and a lot of that has changed already also, tends to happen about two years from now and then four years from now. There’s very little roll off in the next one year.

J. Riley	So it sounds like your senior people will be locked in, the majority of them will be locked in for at least the next two years.

T. Pincus	Yeah, but our policy now is to negotiate early and reward people for their performance and to try to stagger some of the roll offs. But very honestly it’s not just the contracts that keep people at FTI, it’s the environment, the opportunity and the nature of the work.

J. Riley	Could you just run through some of the advantages that you have with this new capital advisory subsidiary? How will that provide advantages for people in that practice and your company?

J. Dunn	I think that a couple things have happened, but the name changes don’t do much, they’re more or less just a symbol. But what we have found is that in the market we represent which is people recognize us in the distressed area, people recognize us in the smaller company area in M&A. We didn’t want to be confused with somebody that just came in and sold subsidiaries of distressed companies. We do a lot of work where we help to restructure financing. We do a lot of work where we do valuation work and evaluation work. We do a lot of work where an investment banker for example would be required to testify on capital structures and things like that.

We also believe that with the consolidation of the banks there’ll be a portion of the marketplace both in some distress and not in some distress that’s the smaller end of the market where with our reputation for being able to scrub things and for process improvement, process

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evaluation and process improvement we may be able to give, whether it’s bank investors, whether it’s insurance company investors, whether it’s venture investors or other types of investors, a special kind of comfort with our due diligence and our representation of the borrower that maybe some other firms can’t do.

We wanted to really get the concept across externally that we were more than just somebody that can come in and take a small subsidiary of a company that’s in some distress and sell it.

J. Riley	Will the compensation structure for this new division, will there be any incentive based or more incentive based work involved?

J. Dunn	Yes, to compete in that marketplace you have to provide incentive compensation and we’re probably I won’t go into the details, but it’s consistent with our overall profit goals and probably at market. I think when you attract people like Howard and like Jeff that you’re showing that you’re in the ballpark with what they can make someplace else.

They recognize the opportunity here is, one, from working on such a large number of matters which at the end of the day are involved with financing that there’s potential work in there for those that wouldn’t necessarily compete with the larger investment banks and certainly not with our bank clients.

J. Riley	Great. One last question. Could you just update us on where you are? You’ve opened the new London office. Are you fully staffed? Are you at capacity? Just update us on where you are with that.

J. Dunn	No, we continue to be taking that in the traditional FTI mold which was business first and then do the growth that way and we’re still taking on a look see attitude on that.

In speaking with our other practices what we’ve asked them to do is to analyze and prepare their own plans for being in Europe in the next six months. And so probably the next thing you would see there is hopefully a filling out of the dance card with our other services over there. We think there are some opportunities certainly on the economic consulting side and we think that through our expanded senior leadership group that they know some folks over in Europe where we also may on the forensic accounting side be looking at doing something soon.

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But again it’ll be a step out, it will not be anything that would be a major commitment of dollars at this point until we further assess the market.

J. Riley	How many employees are in the office now?

J. Dunn	Four.

J. Riley	Thank you very much.

J. Dunn	By the way, that’s four there, but we are continuing to supply those cases with people coming back and forth from the U.S.

J. Riley	Great. Thank you.

Operator	Our next question comes from Mayank Tandon from Janney Montgomery Scott. Please go ahead with your question.

M. Tandon	Thank you. Good morning. Ted, I had a question for you regarding the margins once again. Just looking at the metrics, utilization slipped a little bit and pricing came down. Could you explain how the EBITDA margin improvement came through from all the three segments? Was it just a function of cost cutting?

T. Pincus	Let me take on that statement about pricing came down. Pricing did not come down. Average rate, as you know, Mayank, is a very complex function. It deals with the mix of people on average on the engagements during a particular period of time. As a matter of fact there was no downward pricing pressure at all and in fact there was some modest price increases per se.

So you can’t tell from this what the profitability of particular assignments are until you look at all three metrics together: the headcount, the rate and the utilization. As I think we’ve stressed over the years, any one of them can be mitigated by any of the others.

Suffice it to say that it was at both the gross margin line for all three of the practices and gross margin is a function of the revenues per engagement minus the cost and most of the costs are the direct compensation of the people including their incentives.

And in two of the practices there was actually improvement in SG&A as well so I’m not sure I could give you a better answer other than we pay attention to our costs. We pay attention to the nature of

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the incentive programs that just everybody in FTI has and there was no pricing pressure.

M. Tandon	That’s very clear, thank you. And I also wanted to ask you about the SG&A level. I think you said that you expect SG&A level to sustain at these levels going forward as a percentage of revenue. Is that right?

T. Pincus	Yes, roughly 21% before depreciation and amortization.

M. Tandon	Obviously third quarter will be a little bit different, right, just because of seasonality?

T. Pincus	Well third quarter is a little bit different period in every one of the metrics.

M. Tandon	Okay. Thank you very much.

Operator	Thank you. Our next question comes from Marta Nichols of Banc of America Securities. Please go ahead with your question.

M. Nichols	Good morning. Thanks. Actually this is a follow up on your comments about seasonality in the third quarter. You obviously had both normal seasonality and some dislocations in the corporate finance business last third quarter. I’m wondering if you can give us some sense of what we should be thinking about in terms of seasonal decline on a quarter-to-quarter basis this third quarter?

T. Pincus	It’s different among the three practices of course and this is going to be a very, very rough estimate, Marta. You’re probably talking about between 5% and 10% and that is really very rough for the third quarter.

M. Nichols	Okay. And can you talk about where we are on expenses just as a general rule, I guess both on the direct cost and the SG&A line with respect to are we at good run rates for the second half and into fiscal ‘05?

I’m interested specifically because Dom mentioned about $6 million of EBITDA enhancement efforts and I’m wondering does that refer to revenue enhancements that will flow through to EBITDA or is there some cost control or cost reduction in that?

T. Pincus	He was referring totally to an annualized run rate of cost.

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D. DiNapoli	About 98% of that was cost, Marta.

M. Nichols	Okay, so there’s no revenue increment that you’re anticipating in there?

D. DiNapoli	There was very little. I would guess 95% of that enhancement was on the cost line and all of the cost enhancements have been achieved.

M. Nichols	Okay so in general the cost run rates that we’re looking at right now or for the second quarter will actually be slightly lower when we’re looking at third quarter numbers because you have achieved some additional cost reductions you’re saying just very recently.

D. DiNapoli	No, we achieved those during the second quarter.

M. Nichols	Okay. Then, Ted, can you discuss what your expectations are for debt pay down between now and the end of the year and then should we be assuming that you’re nearly debt free by the end of calendar ‘05 assuming no further acquisitions?

T. Pincus	Marta, as I said we are essentially out our revolver right now so what is left is our five year term note and the scheduled principal payments for the remainder of the year on that note are approximately $8 million and scheduled principal payments in 2005 which would bring the total at that point to about $105 million of the term loan. Scheduled principal payments in 2005 are about $20 to $25, I don’t have the exact number.

But let’s assume that if we don’t do anything earlier than we are required, we would still have about $80 million of debt on that particular term loan. Whether we do anything earlier is a function of an awful lot of things I couldn’t predict right now.

M. Nichols	Okay, so $80 million on the term loan at the end of next year?

T. Pincus	That’s roughly what would be scheduled as the principal remaining at that time.

M. Nichols	Okay and we should assume then that the rest of the cash either goes toward acquisitions or share repurchases?

T. Pincus	That’s correct.

J. Dunn	We said that in terms of our three major priorities that we know of right now those would be the big three.

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M. Nichols	Okay. Thanks so much.

Management	Thank you.

Operator	Our next question is from David Gold with Sidoti & Company. Please go ahead with your question.

D. Gold	Good morning.

Management	Good morning, David.

D. Gold	One of the reasons that you pointed to as far as tightening the guidance was some of the investments you made in new hires. And I was curious if you can talk a little bit if the strategy’s changed there or it may just have been more expensive hires than you initially had anticipated or is it just more opportunistic hiring going on there?

J. Dunn	I think it’s a couple things. I think our eyes are being opened about the availability of certain people that we think are really spectacular and at the same time with the rebound in the economy and frankly some of our competitors adopting a strategy similar to ours of trying to offer a broader array of services, there’s a little more competition frankly for people than there was a while back.

And the last thing I’d say is that these are individuals who have typically a ramp up period. They don’t have the kind of practices that you just bring over and start up day one so we’re making an investment in that start up period. The good news is I don’t believe that start up period is very long so we’re optimistic of seeing that start to reverse itself as we said in the fourth quarter.

Obviously other people have contractual relationships where through a period of time they’re required not to compete or solicit or do things like that and we try to the best we can to honor those commitments because we’re in the same business.

D. Gold	Great, okay. And then also if you can just talk for a second, Jack, on economic consulting. It looks like I guess over the span of the quarter determined by year end you’re looking to add less heads than before. And I was curious there if that’s more a function of a tough hiring climate or a function of weaker demand or some combination?

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T. Pincus	David, I’m not sure I understand the less heads than before. Our headcount target for economic remains the same number from our previous guidance.

D. Gold	Okay, I must have an error in my model.

T. Pincus	It’s 151 billable headcount, same as before.

J. Dunn	And again we’ll be opportunistic with the results we’ve seen so far. Suffice it to say we won’t hold them to that, it’s just a question of who becomes available. And I will add there that sometimes the best folks there are people that need to ramp up, you know their initial foray out of academia or their initial foray out of the government so again that will be an investment. I’m not giving any warning about that, but it’s just those folks are going to be very valuable folks going forward because that market is going to grow.

D. Gold	Gotcha. Alright, thanks a lot.

Operator	Our next question is from Bill Warmington with Suntrust Robinson Humphrey. Please go ahead with your question.

B. Warmington	Good morning, everyone.

Management	Good morning, Bill.

B. Warmington	One question for you and that is now that you’ve diversified your revenue base and repositioned the company, what are your thoughts on target longer term revenue and EPS growth rates for the company as whole in terms of how do you want investors to think about this business as a whole?

T. Pincus	Bill, a long time ago we had talked about 15% at the top line, 20% at the bottom line. We don’t really articulate it that way anymore. Publicly we’ve gone to a more formal guidance approach.

Over the last two quarters we have talked about that our expectations for growth in our forensic and our economic practices were kind of a minimum of 10% to 12%, but we still hope to achieve 15%. And clearly over the long run in the restructuring practice because it’s the most cyclical, we believe we can still hold that 12% to 15% range over a cycle. So taken as a whole, I don’t think we varied very much from our aspirations of 15%.

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J. Dunn	When we do our budget rates and our internal hurdles and when we make an acquisition, we look at it to make sure that it has a good fighting chance to meet that kind of growth rate on an ongoing basis. When we ask our people in the beginning of the fourth quarter, end of the third quarter to look at their budgets, that’s the target they’re given and then it’s up to them to prove that they really can or they really can’t. But that would still be our target for a professional services business to do. It’s responsible growth, we think we can handle that amount.

T. Pincus	Right and clearly economic has exceeded that as compared to any proforma basis for the prior year. Forensic/litigation is actually on target, though we had expected it might have exceeded it and the restructuring is still essentially flat in the fundamental restructuring business until that market begins again and we are making investments in some of those other businesses areas in corporate finance like the M&A and interim management and transaction services which will have some growth rates of their own as they take hold.

D. DiNapoli	In addition we continue to focus on industries that we’re strong in and looked at as a leader which includes healthcare and telecom which seem to always have great opportunities for us and we’re always evaluating tuck-in acquisitions or acquisitions of senior people in those spaces that’ll enhance our revenue.

B. Warmington	It sounds like on the top line some of the longer term goals would be to grow the revenue sort of the 12% to 15% range and then the bottom line let’s say maybe 15% to 20% depending on the specifics of what’s going on ...

T. Pincus	I think what you’re doing is summarizing effectively what the three of us have just said. Now whether we can effectively achieve that in any short run period of course is ....

B. Warmington	Understood. I mean you’re doing some investing at this point to build the business to get it to that rate. I’m just saying in terms of how ...

J. Dunn	We’re not disagreeing. In fact the predicate to your question was how would we like people to think of us. We’re dedicated to doing that.

B. Warmington	Exactly, okay. Alright, well think you very much.

Management	Thank you, Bill.

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Operator	Our next question comes from Raj Sharma with Merriman. Please go ahead with your question.

R. Sharma	Hi, guys. Good morning. Most of my questions have been answered, just one area I wanted to touch was the restructuring business.

J. Dunn	Raj, you’re breaking up a bit.

R. Sharma	I wanted to talk a little bit about the restructuring business, ex the departure of consultants. Has there been any I know Dom mentioned that there was some improvement in the restructuring area.

Could you talk of what market you’re seeing there? Interest rates are rising. When do you expect the market conditions to sort of start favoring your restructuring business, the traditional restructuring business?

D. DiNapoli	You know the restructuring business is part of the now named corporate finance business, restructuring still being the largest piece of that. And we see hopefully first quarter of next year to the middle of next year that getting a lot stronger than it is now. There are a lot of new loans being made now. There was a period where credit had dried up so there were not many new loans being made by the banks. Now there’s an awful lot of liquidity in the market.

When you make a lot of loans some of them are going to go bad. It’s not a knock on the bank it’s just a fact that the more you make, the greater the chances of some defaults and that provides the opportunities for us.

In addition, as some of the high yield that’s been issued over the last 12 months, as rates start getting adjusted or amortization starts kicking in, that’s going to put some pressure on companies.

So it’s a combination of a bunch of things that we see probably starting to hit in the first or second quarter of next year. But in the meantime one of the things that we’ve done is we’ve gotten away from being primarily a bank or credit aside shop. The PricewaterhouseCoopers practice that we acquired was 50/50, company side and bank/creditor side.

That’s pretty much a mix that we maintain now and the one area that Jack and I have mentioned that we’re really putting an emphasis on is the interim management space where we get involved and try to help

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companies refinance or fix their operations before there’s a bankruptcy, before there’s a default and we see that as another key opportunity because it’s the same skillsets as those of working in the bankruptcy.

R. Sharma	So outside of the group consultants that left, has the business improved? Do you see business improving a little bit? I think you mentioned that that’s actually outside of the group that left, outside of the new hires and interim management. The traditional restructuring business, has that sort stabilized?

D. DiNapoli	I believe it is stabilized and as you mentioned earlier we’re moving people with the skillsets in that business to work on transaction advisory services, interim management service, distressed M&A work. It’s really the same area with just a little less focus on bankruptcy, but more on just companies needing help.

It’s all a relative degree of stress that a company is in, but it’s really the same space and they really feed into each other.

R. Sharma	Great. Just one next question that I had was what sort of visibility do you now see when you go into a quarter or what percentage of the revenue for that quarter is already in projects?

J. Dunn	It really hasn’t changed very much. In the restructuring business which has typically the greatest, let me say had the greatest visibility over the years, is probably seeing 70% or 75% visibility into a quarter.

Given that, the forensic end of the business also has some particularly large assignments as well, probably a little less than that in any given quarter.

And probably about the same thing for economic today because our economic business takes on some very high profile litigious or regulatory issues that are not necessarily short term. So this isn’t a science in doing that because a lot of cases can settle, things can twist and turn in the wind so they’re not exact backlogs.

As you know, everything we do for the most part is time and materials. There’s no fixed contracts or anything like that where you can have an exact burn rate and know exactly what is left. It’s an estimate and I would estimate in the 70% to 75% range for a given quarter.

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D. DiNapoli	Yeah, and that’s a good point. Certainly corporate finance quarter-to-quarter has more visibility and as we have broadened our service offerings and there’s less reliance on corporate finance, it makes it a little bit more difficult to anticipate when a large case may settle and that’s the risk and the challenge of projecting the forensic and to a lesser extent the economic consulting business.

R. Sharma	Great. Just one last question on the potential new acquisitions. If you may do them, is there sort of a level of debt, a maximum level of debt that you would want to take on to do that? Is there an internal guideline or a target or a range you can talk about?

T. Pincus	I answer that question typically by saying that what our term loan, which is public information, allows us to do is 2.25 times EBITDA. And we are, give or take, about 1:1 EBITDA so we have an awful lot of room to go just under our existing bank lines, an awful lot of room.

Is our level of comfort that good? No. I think I’ve stated over the years that if we were in the 1.5 to 2 times EBITDA range we’d act real quick to get that down as quick as possible after incurring it. But even at the full 2.25, Raj, it’s really not a difficult thing for the company to manage.

R. Sharma	Thank you so much.

Operator	Our next question comes from Jonathan Shafter with Kramer Spellman. Please go ahead with your question.

J. Shafter	Hi, gentlemen. Two questions. First, regarding your revised earnings outlook for the remainder of 2004 it’d be helpful if you could just break it down to a rough percent. You cited two factors behind it, two primary factors. One, the less than anticipated growth in forensic litigation consulting and two, a bit of a drag as some new investments ramp up to their return rate. If you could just break down out of the revised guidance roughly how much could be attributable to those two factors.

And as a second follow up question on the forensic litigation slowdown or let’s say less rapid acceleration than anticipated, to what degree is your revised outlook a revised structural outlook to carry forward let’s say passing into 2004 and to what degree is it quarter-on-quarter or just noise related to the big assignment ramping down, but there still should be the same structural growth trends that you were thinking of earlier in the year? Thank you.

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T. Pincus	A lot of information in that question. I’m going to try to answer the parts I remember to start with. We don’t really want to be that exact, but we have added as you can tell just from our press releases and some of the ones that Jack talked about that’ll be out tonight, some very senior people who require and appropriately so, some very good compensation, some good sign-on compensation.

I really don’t want to be this exact. Suffice it to say it could be anywhere from 1 to 3 cents just for that effect itself.

J. Shafter	Okay, but then the overwhelming, the majority of the impact stems from the ...

T. Pincus	No, I think the majority of the impact lowering the top end of the guidance was just a question of being realistic. The lowering and narrowing the bottom part of the guidance is more affected by what I just mentioned.

You do appreciate that the bottom end of our previous guidance and the top end of our current guidance still do overlap each other significantly. So what we’re trying to do here is narrow and refine because half a year is passed ...

D. DiNapoli	Half a year is passed and we’ve seen July and we watch very closely utilization and new business coming in for July and as Ted indicated this is the quarter that is the most challenged because of vacations and court schedules. Based upon what’s in the office today we’ve come up with our best estimate of the year.

J. Dunn	And I don’t want to be defensive, but we took two major practices, put them together, that’s going pretty well. They have done a good job. There were delays in a couple jobs. And I think part of your question was is our outlook for next year dampened by this and I think I couldn’t be more optimistic. We have the right people in the right place. They’re going to be in the ramp up phase. The delay of a job is much more critical than it is when we’re rolling and we have a year’s experience behind us next year so I wouldn’t ...

I’m not projecting and I’m not selling and I’m not doing anything else. I’m just saying that we have a first class practice . We have some prospects for some things that will increase the volume that will say dampen the effect of any hiccough on any job. So it’s much too early to say this would have a collateral effect next year.

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J. Shafter	Right. And regarding the longer term growth trends of the forensic and litigation practice, has that materially changed as sort of a long term trend line and what we’re looking at now is shorter term noise in that? Would that be a fair characterization?

J. Dunn	Shorter term noise. The overriding trend line which is somewhat counterintuitive, but if you practitioners will remarkably have one mind on it is that as the economy improves, the marketplace for the forensic accounting and litigation consulting improves as well.

J. Shafter	Okay, thank you.

Operator	Our next question comes from Charles Ruff with Insight Investments. Please go ahead with your question.

C. Ruff	My questions were answered. Thanks.

Operator	Our next question comes from Tom Purcell with Viking. Please go ahead with your question, sir.

D. Sundheim	Hi, this is Dan Sundheim. Just a point of clarification. On Marta’s question you said that third quarter you expected a 5% to 10% decline in EPS or was that revenue?

T. Pincus	I know I said that but it was very, very rough because we don’t give quarterly guidance.

D. Sundheim	That was the revenue or EPS you were referring to?

T. Pincus	In one sense it’s both.

D. Sundheim	Okay. Thank you

T. Pincus	You can see ours, if you go backwards in time, no matter how we have adjusted the mix of our businesses you can pretty much see this pattern at FTI in the third quarter going back as many years as we’ve had this financial consulting business in effect so no secrets in that pattern.

D. Sundheim	Absolutely. Thank you.

Operator	Our next question is a follow up question from Adam Waldo with Lehman Brothers. Please go ahead with your question.

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A. Waldo	One broad follow up question and one specific financial one. On the broad side, Jack, given the comments you made in response to my earlier questions about targeting 7% to 10% organic net hiring growth for 2005.

J. Dunn	Hiring growth and then traditionally we have augmented that with price increases. And the reason I gave it in generalities is because we have to look again at what the price increases are going to be able to be next year so that we would still target that 15%.

A. Waldo	Absolutely, you really anticipated the second part of my question or the second phase of it which is if we’re looking at 7% to 10% net hiring growth as your aspiration and let’s call it 4% to 6% price increases, given your current diversified practice mix and bill rate increase trends, is it unreasonable for investors to expect that in 2005 with a relatively high degree of confidence that the company should post at least low double digit top and bottom line growth and possibly better?

T. Pincus	Adam, it’s hard to disagree with you, but we are not in a position yet to give guidance or forecasting for 2005.

J. Dunn	We believe that the economic consulting business is doing very, very well and that people and especially premium people like ours are indeed at a premium.

I believe that forensic accounting, especially with the concentration of the audit firms now and some people who have traditionally been competitors on the audits themselves and on the 404 compliance stuff, I believe they will not only be fully employed, but will have a potential for raising what people are able to charge for both those services and for the collateral services that might be done by them.

So in those two marketplaces I think the market is ripe for the kind of price increases that we usually like to have. And then in the restructuring business as we’ve said, we are optimistic that by the middle of next year we will again be masters of our own destiny in regard to that as well.

So all those things put together, that would be as Robin Hood said in the movie, “a fittin’ target to shoot at” so that would be as we do our budgeting at the end of this year, that will be certainly something that we’ll be looking at.

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A. Waldo	Okay. And then, Ted, just to go to the specific financial questions. Obviously DSO performance again somewhat disappointing in the quarter even adjusting for retainer and practice mix.

What specific corrective actions do you target for the second half of the year that allows you to comfortably come into your operating cash flow guidance? And can you update us on your current thoughts with respect to hedging the floating rate debt position in a rising interest rate environment?

T. Pincus	Let me take the second one first because it’s something we look at almost on a real time basis with the three banks that advise us constantly on that. That’s a function of math. It’s the banks’ best estimate for the rate in which interest rates are going to rise modeled against the speed at which we will pay down the debt and the cost at any moment in time of the cost of the hedge, which at this point is 300 to 350 basis points.

And we continue to come to the conclusion that a hedge at this time, and we’re not the only company coming to this conclusion by the way, that a hedge at this time is still not warranted for those factors.

The first part of your question again, Adam, please repeat it.

A. Waldo	Sure, I’m sorry, just on the interest rate point though. It would sound like your intention then would be to use free cash flow as aggressively as possible to retire debt over the coming quarters or is your expectation that you might undertake a term debt offering or would you care to comment on that?

T. Pincus	Not as aggressively as possible. Our expectation is that we pay it off as it’s due. The ability to pay it off much faster, for example if interest rates were to really rise precipitously and you cross the point in which a hedge becomes practical, well then you’d have to consider whether or not simply paying off some of that debt earlier makes more sense than the hedge.

Because one of the things the hedge prohibits is an earlier pay down of the debt on which you were hedged.

J. Dunn	If interest rates rise precipitously we may have in fact more cash to pay it off with. [laughter]

A. Waldo	Right because you make a bunch on the hedge.

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J. Dunn	That’s the other hedge we represent.

T. Pincus	What was the second part?

A. Waldo	Sure, the second part of the question was around DSO. I think you all were very candid in saying the performance was disappointing.

T. Pincus	We’re not happy with this, but now look there are a few occasions, a few clients in there in which you make payment arrangements because it’s the nature of the client in which the payment terms are not the best you can get in the marketplace, but the clients are super A1 quality. And there is a little bit of a tradeoff in that sometimes, there really is. So the quality gets better and sometimes the DSOs [inaudible].

Now with that said, one of the actions we are taking is to build a little bit faster than we have been doing. We have been encouraging our people through various carrot and stick approaches to build their accounts fast because the faster you build, the faster you will collect it even if you don’t compress the collection time itself.

And the truth of the matter is it is primarily one of our practices that intrinsically has a lot of tremendous opportunities, but intrinsically they are with clients that ...

A. Waldo	No, I understand that about the economic consulting business, but if the corrective actions don’t take root in the second half of ‘04 in order to ...

T. Pincus	I don’t see any further deterioration though.

A. Waldo	No, no, I understand. But are there other levers you would pull either in the way DSOs are managed or in terms of bonus accruals and so on that would allow you to deliver your operating cash flow guidance? That’s really what I’m getting at.

T. Pincus	Adam, part of the discretionary component of our incentives for our senior people measures how well they do on a lot of qualitative and quantitative aspects including their effectiveness in billing and collecting from their clients. So it is already there, those incentives, whether you want to call them sticks or carrots.

A. Waldo	So their focus really goes up as bonus time comes around?

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T. Pincus	Well we don’t wait that long, but on the other hand we still have disappointments in that regard.

A. Waldo	Okay, thanks.

Operator	Thank you. Management, at this time we have no additional questions. Please continue with any further remarks that you would like to make.

J. Dunn	Okay. Again I’d like to thank everyone for joining us this morning. We look forward to the continued support and are very thankful for that and look forward again to chatting with you at the end of the third quarter with five more new significant hires that can move the dial for us. Thank you very much.

Operator	Ladies and gentlemen this concludes the FTI Consulting second quarter 2004 results conference. If you would like to listen to a replay of today’s conference, please dial in to 1-800-405-2236 or 303-590-3000 and use the access code of 11003015.

We thank you for your participation. You may disconnect and thank you for using ACT Teleconferencing.

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